As filed with the Securities and Exchange Commission on December 17, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-158097

Form S-3 Registration Statement No. 333-207862

Form S-3 Registration Statement No. 333-220574

UNDER

THE SECURITIES ACT OF 1933

SPECTRA ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	41-2232463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Address including zip code of principal executive offices)

Kelly L. Gray

Corporate Secretary

Spectra Energy Partners, LP

5400 Westheimer Court

Houston, Texas 77056

(713) 627-5400

(Name, address and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Spectra Energy Partners, LP, a Delaware limited partnership (the “Registrant”) is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-3 (collectively, the “Registration Statements”) to terminate all offerings under each of such Registration Statements and deregister any and all securities that remain unsold pursuant to each of such Registration Statements:

•

Registration Statement No. 333-158097, filed on March 18, 2009, amended on May 19, 2009 and declared effective on May 19, 2009, registering up to $1,500,000,000 of common units of the Registrant representing limited partner interests in the Registrant and debt securities of the Registrant.

•

Registration Statement No. 333-207862, filed on November 6, 2015 and declared effective on November 20, 2015, registering up to $1,000,000,000 of common units of the Registrant representing limited partner interests in the Registrant.

•

Registration Statement No. 333-220574, an automatic shelf registration statement filed on September 22, 2017, registering an indeterminate number or amount of common units of the Registrant representing limited partner interests in the Registrant and debt securities of the Registrant.

On December 17, 2018, pursuant to the Agreement and Plan of Merger, dated as of August 24, 2018, by and among the Registrant, Spectra Energy Partners (DE) GP, LP, Enbridge Inc. (“Enbridge”), Enbridge (U.S.) Inc., Autumn Acquisition Sub, LLC (“Merger Sub”), and solely for the purposes of Article I, Article II and Article XI, Enbridge US Holdings Inc., Spectra Energy Corp, Spectra Energy Capital, LLC and Spectra Energy Transmission, LLC, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving entity and an indirect, wholly owned subsidiary of Enbridge (the “Merger”). As a result of the Merger, any offering pursuant to the Registration Statements has been terminated.

In accordance with the undertakings made by the Registrant in the foregoing Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration any and all such securities registered but unsold under the foregoing Registration Statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 17th day of December, 2018.

SPECTRA ENERGY PARTNERS, LP

BY:	SPECTRA ENERGY PARTNERS (DE) GP, LP, its General Partner

BY:	SPECTRA ENERGY PARTNERS GP, LLC, its General Partner

By:	/s/ Stephen J. Neyland
Stephen J. Neyland Vice President-Finance (Duly Authorized Officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.